Exhibit 99.4

Report of Independent Auditors

The Boards of Control of
Logan Generating Company, L.P. and
Keystone Urban Renewal Limited Partnership

We have audited the accompanying combined balance sheet of Logan Generating Company, L.P. and Keystone Urban Renewal Limited Partnership as of December 31, 2002, and the related combined statements of operations, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audit. The combined financial statements of Logan Generating Company, L.P. and Keystone Urban Renewal Limited Partnership for the year ended December 31, 2001, were audited by other auditors who have ceased operations and whose report dated January 23, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the combined financial position of Logan Generating Company, L.P. and Keystone Urban Renewal Limited Partnership at December 31, 2002, and the combined results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

    /s/   Ernst & Young LLP

February 24, 2003
McLean, Virginia